Filed Pursuant to Rule 424(b)(3)
File Number 333-171139

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated October 29, 2012
to Prospectus
dated February 22, 2011
as amended by
Post-Effective Amendment No. 1
declared effective on October 6, 2011
(Registration No. 333-171139)

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

This Prospectus Supplement No. 1 supplements our Prospectus dated February 22, 2011, as amended by Post-Effective Amendment No. 1 declared effective on October 6, 2011.  The shares of common stock underlying warrants (the “Warrants”) that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus Supplement No. 1 together with the Prospectus and Post-Effective Amendment No. 1.

The purpose of this Prospectus Supplement No.1 is to update disclosure relating to the expiration date of the Warrants.  On October 29, 2012, the Board of Directors and management of Longwei Petroleum Investment Holding Limited extended the expiration date of the Warrants from October 29, 2012 to November 29, 2012.

Our common stock is listed on NYSE MKT under the symbol “LPH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 29, 2012.